Exhibit 99.1

JDSU on Track to Spin-Off CCOP Business into Lumentum

Milpitas, Calif., July 10, 2015 – JDSU (NASDAQ: JDSU) announced today that it continues to expect to spin off its communications and commercial optical products (“CCOP”) business into a separate, publicly-traded company, Lumentum Holdings Inc. (“Lumentum”), in the third calendar quarter of 2015. Existing filings with the Securities and Exchange Commission indicate a distribution date of July 26, 2015. JDSU is continuing the customary regulatory process, and is targeting a revised separation date in August. JDSU will confirm definitive separation, record and distribution dates once the regulatory process is completed.

About JDSU

JDSU (NASDAQ: JDSU) innovates and collaborates with customers to build and operate the highest performing and highest value networks in the world. Our diverse technology portfolio also fights counterfeiting and enables high-powered commercial lasers for a range of applications. Learn more about JDSU at www.jdsu.com and follow us on Twitter, Facebook and YouTube.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include any guidance as to the proposed spin-off of JDSU’s CCOP business into a separate publicly traded company, including the fulfillment of any conditions to the spin-off as set forth in Lumentum’s Form 10 (“Form 10”) on file with the Securities and Exchange Commission, as amended, and as described below and the timing of the proposed spin-off. These forward-looking statements involve risks and uncertainties that could cause actual events and terms to differ materially from those set forth herein. Risks related to the proposed spin-off include the requirement to obtain certain regulatory approvals, the ability to retain key employees, the ability to recognize anticipated cost savings, the ability of each company to function successfully as a stand-alone entity, potential business disruption caused by separation preparations, customer retention and financing risks. In addition, completion of the separation is subject to certain conditions, such as receipt of tax and solvency opinions and foreign regulatory requirements. For more information on the risks related to the proposed spin-off, please refer to the “Risk Factors” section included in the Form 10. The forward-looking statements contained in this press release are made as of the date thereof and the Company assumes no obligation to update such statements.

Contacts

Press: Noel Bilodeau, 408-404-9014 or noel.bilodeau@jdsu.com

Investors: Bill Ong, 408-404-4512 or bill.ong@jdsu.com

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